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                                                                    EXHIBIT 99.1

                                                             Contact: Brock Hill
                                                                  (626) 535-1932



                            COAST LITIGATION TRUST
                  ANNOUNCES FILING OF EXPERT WITNESS REPORTS

     PASADENA, Calif., September 30, 1999 - The Coast Federal Litigation Contingent Payment Rights Trust (NASDAQ:CCPRZ) announced today that final reports of its expert witnesses have been filed with the Court of Federal
Claims (the "Court of Claims") on behalf of the plaintiff in Coast Federal Bank, Federal Savings Bank ("Coast Federal") v. The United States (Civil Action No. 92-466C in the United States Court of Federal Claims (the "Litigation")). Coast Federal's principal expectation damages analysis calculates damages to be $1,396.6 million. An alternative methodology calculates damages to be $782.1 million. No calculations for either restitution or reliance damages were included in the reports. The expert reports are attached as exhibits to a filing made on September 29, 1999 on behalf of Coast Federal with the Court of Claims in Washington, D.C.

     The reports describe the amounts and methods of calculation of the damages which the experts believe Coast Federal suffered as a result of the government's breach of its contract with Coast Federal regarding the treatment for regulatory capital purposes of a $298 million capital credit received by Coast Federal in connection with its supervisory acquisition of Central Savings and Loan Association in 1987. The breach of contract arose from the government's adoption of the Financial Institution Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and regulations implementing the legislation. The government's liability for the breach has previously been established by the Court of Claims.

     Within the next 90 days, the government will have the opportunity to depose the expert witnesses who prepared the reports and, within the next 120 days, the government is expected to file its own experts' reports on damages in response to the conclusions set forth in the reports of Coast Federal's experts. The government has argued in other supervisory capital cases relating to FIRREA that have gone to trial on the issue of damages that some or all of the damages alleged by the plaintiffs in those cases were too speculative to permit a recovery. The courts in each of those cases declined to award damages under some or all of the plaintiffs' damage theories. For these and other reasons, there can be no assurance as to the type or amount, if any, of damages that Coast Federal may recover. Without limiting the generality of the foregoing, there can be no assurance that Coast Federal will obtain any monetary or other recovery in the Litigation.

     The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc., merged with and into H.F. Ahmanson & Co., holds Ahmanson's or its successor's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the Litigation. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998, which certificates trade on The NASDAQ National Market under the symbol CCPRZ.##